UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                    (F/K/A INTEGRA LIFESCIENCES CORPORATION)
                    ----------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
                     --------------------------------------
                         (Title of Class of Securities)

                                    457985208
                                    ---------
                                 (CUSIP Number)

                              Stephen M. Vine, Esq.
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                               590 Madison Avenue
                            New York, New York 10022
                                 (212) 872-1000
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  March 12, 2004
                                  --------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         Continued on following page(s)
                               Page 1 of 25 Pages

                                  SCHEDULE 13D

CUSIP No. 457985208                                           Page 2 of 25 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  QUANTUM INDUSTRIAL PARTNERS LDC

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]
3        SEC Use Only

4        Source of Funds (See Instructions)

                  Not Applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

                  [ ]

6        Citizenship or Place of Organization

                  Cayman Islands

                   7       Sole Voting Power
                                2,472,406
Number of
  Shares
Beneficially       8       Shared Voting Power
  Owned By                      0
    Each
Reporting          9       Sole Dispositive Power
    Person                      2,472,406
    With
                   10      Shared Dispositive Power
                                0

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,472,406

12 Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                  [X]

13       Percent of Class Represented By Amount in Row (11)

                  8.7%

14       Type of Reporting Person (See Instructions)

                   OO; IV

                                  SCHEDULE 13D

CUSIP No. 457985208                                           Page 3 of 25 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  QIH MANAGEMENT INVESTOR, L.P.

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Source of Funds (See Instructions)

                  Not Applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

                  [ ]

6        Citizenship or Place of Organization

                  Delaware

                   7       Sole Voting Power
                                2,472,406
Number of
  Shares
Beneficially       8       Shared Voting Power
  Owned By                      0
    Each
Reporting          9       Sole Dispositive Power
    Person                      2,472,406
    With
                   10      Shared Dispositive Power
                                0

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,472,406

12 Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                  [X]

13       Percent of Class Represented By Amount in Row (11)

                  8.7%

14       Type of Reporting Person (See Instructions)

                  PN; IA

                                  SCHEDULE 13D

CUSIP No. 457985208                                           Page 4 of 25 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  QIH MANAGEMENT LLC

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Source of Funds (See Instructions)

                  Not Applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

                  [ ]

6        Citizenship or Place of Organization

                  Delaware

                   7       Sole Voting Power
                                2,472,406
Number of
  Shares
Beneficially       8       Shared Voting Power
  Owned By                      0
    Each
Reporting          9       Sole Dispositive Power
    Person                      2,472,406
    With
                   10      Shared Dispositive Power
                                0

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,472,406

12 Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                  [X]

13       Percent of Class Represented By Amount in Row (11)

                  8.7%

14       Type of Reporting Person (See Instructions)

                  OO

                                  SCHEDULE 13D

CUSIP No. 457985208                                           Page 5 of 25 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  SOROS FUND MANAGEMENT LLC

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Source of Funds (See Instructions)

                  Not Applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

                  [ ]

6        Citizenship or Place of Organization

                  Delaware

                   7       Sole Voting Power
                                2,472,406
Number of
  Shares
Beneficially       8       Shared Voting Power
  Owned By                      0
    Each
Reporting          9       Sole Dispositive Power
    Person                      2,472,406
    With
                   10      Shared Dispositive Power
                                0

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,472,406

12 Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                  [X]

13       Percent of Class Represented By Amount in Row (11)

                  8.7%

14       Type of Reporting Person (See Instructions)

                  OO; IA

                                  SCHEDULE 13D

CUSIP No. 457985208                                           Page 6 of 25 Pages

1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  GEORGE SOROS (in the capacity described herein)

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Source of Funds (See Instructions)

                  Not Applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

                  [ ]

6        Citizenship or Place of Organization

                  United States

                   7       Sole Voting Power
                                3,125,300
Number of
  Shares
Beneficially       8       Shared Voting Power
  Owned By                      0
    Each
Reporting          9       Sole Dispositive Power
    Person                      3,125,300
    With
                   10      Shared Dispositive Power
                                0

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                  3,125,300

12 Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares \ (See Instructions)

                  [ ]

13       Percent of Class Represented By Amount in Row (11)

                  11.0%

14       Type of Reporting Person (See Instructions)

                  IA

                                                              Page 7 of 25 Pages


                  This Amendment No. 7 to Schedule 13D relates to shares of Common Stock, par value $.01 per share (the "Shares"), of Integra LifeSciences Holdings Corporation (the "Issuer") (f/k/a Integra LifeSciences Corporation). This Amendment No. 7 supplementally amends the initial statement on Schedule 13D, dated April 8, 1999, and all amendments thereto (collectively, the "Initial Statement"), filed by the Reporting Persons. This Amendment No. 7 is being filed by the Reporting Persons to report that the number of Shares which the Reporting Persons may be deemed to beneficially own has decreased by more than one percent of the current amount of outstanding Shares, as disclosed in the Issuer's annual report on Form 10-K filed on March 12, 2004. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Initial Statement. The Initial Statement is supplementally amended as follows.

Item 2.           Identity and Background.

                  This Statement is being filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

                  i) Quantum Industrial Partners LDC ("QIP");

                  ii) QIH Management Investor, L.P. ("QIHMI");

                  iii) QIH Management LLC ("QIH Management");

                  iv) Soros Fund Management LLC ("SFM LLC") and

                  v) Mr. George Soros ("Mr. Soros").

                  This Statement relates to Shares held for the accounts of QIP and SFM Domestic Investments LLC ("SFM Domestic Investments").

                  Effective   December  31,  2002,  QIH  Management,   Inc.  was
converted into QIH Management LLC. SFM LLC is the sole managing member of QIH Management LLC. Mr. Soros is the Chairman of SFM LLC.

Item 5.           Interest in Securities of the Issuer.

                  According to information provided by the Issuer in its most recent annual report on Form 10-K, the number of Shares outstanding was 28,463,000 as of March 2, 2004.

                  (a) (i)    Each of QIP, QIHMI,  QIH Management and SFM LLC may
be deemed the beneficial owner of the 2,472,406 Shares (approximately 8.7% of the total number of Shares outstanding) held for the account of QIP.

                      (ii) Mr. Soros may be deemed the beneficial owner of 3,125,300 Shares (approximately 11.0% of the total number of Shares outstanding). This number includes (A) 2,472,406 Shares held for the account of QIP and (B) 652,894 Shares held for the account of SFM Domestic Investments.

                  (b) (i) Each of QIP, QIHMI, QIH Management, SFM LLC and Mr. Soros (as a result of his position with SFM LLC) may be deemed to have the sole power to direct the voting and disposition of the 2,472,406 Shares held for the account of QIP.

                      (ii) Mr. Soros in his capacity as the sole managing member of SFM Domestic Investments may be deemed to have the sole power to direct the voting and disposition of the 652,894 Shares held for the account of SFM Domestic Investments.

                                                              Page 8 of 25 Pages


                  (c) Except for the transactions listed on Annex A hereto, all of which were effected in the over-the-counter market in routine brokerage transactions, there have been no transactions with respect to the Shares since January 17, 2004 (60 days prior to the date hereto) by any of the Reporting Persons.

                  (d) (i) The shareholders of QIP, including Quantum Industrial Holdings, Ltd., a British Virgin Islands international business company, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of QIP in accordance with their ownership interests in QIP.

                      (ii) Certain members of SFM Domestic Investments have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of SFM Domestic Investments.

                 (e)  Not applicable.

                                                              Page 9 of 25 Pages


                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Date:  March 17, 2004            QUANTUM INDUSTRIAL PARTNERS LDC


                                 By: /s/ John F. Brown
                                    ------------------------------
                                    John F. Brown
                                    Attorney-in-Fact

                                 QIH MANAGEMENT INVESTOR, L.P.

                                 By: QIH Management LLC,
                                     its General Partner

                                 By: Soros Fund Management LLC,
                                     its Managing Member

                                 By: /s/ John F. Brown
                                    ------------------------------
                                    John F. Brown
                                    Assistant General Counsel

                                 QIH MANAGEMENT LLC

                                 By: Soros Fund Management LLC,
                                     its Managing Member

                                 By: /s/ John F. Brown
                                    ------------------------------
                                    John F. Brown
                                    Assistant General Counsel

                                 SOROS FUND MANAGEMENT LLC

                                 By: /s/ John F. Brown
                                    ------------------------------
                                    John F. Brown
                                    Assistant General Counsel

                                 GEORGE SOROS

                                 By: /s/ John F. Brown
                                    ------------------------------
                                    John F. Brown
                                    Attorney-in-Fact

                                                             Page 10 of 25 Pages

                                     ANNEX A


                    RECENT TRANSACTIONS IN THE SECURITIES OF
                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                    -----------------------------------------


                        Date of          Nature of       Number of
For the Account of      Transaction      Transaction     Securities    Price
------------------      ------------     -----------     ----------    --------

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             295 Shares   $30.7332
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale           1,123 Shares   $30.5073
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale           1,755 Shares   $30.5102
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             600 Shares     $30.51
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             300 Shares     $30.52
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             500 Shares     $30.58
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             400 Shares     $30.55
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             138 Shares   $30.7328
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             350 Shares   $30.7029
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             355 Shares   $30.6531
Domestic Investments
LLC /1/

                                                             Page 11 of 25 Pages

                        Date of          Nature of       Number of
For the Account of      Transaction      Transaction     Securities    Price
------------------      ------------     -----------     ----------    --------
Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             200 Shares     $30.66
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             200 Shares    $30.655
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale           1,000 Shares    $30.654
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             800 Shares    $30.615
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             200 Shares     $30.73
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             200 Shares    $30.895
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             100 Shares     $30.89
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             100 Shares     $30.88
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             300 Shares   $30.8767
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             190 Shares   $30.8079
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             100 Shares     $30.74
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             400 Shares     $30.79
Domestic Investments
LLC /1/

                                                             Page 12 of 25 Pages

                        Date of          Nature of       Number of
For the Account of      Transaction      Transaction     Securities    Price
------------------      ------------     -----------     ----------    --------
Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             500 Shares     $30.68
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             272 Shares   $30.6063
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             306 Shares     $30.60
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale           1,100 Shares     $30.57
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             800 Shares    $30.505
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale           1,000 Shares    $30.478
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             480 Shares   $30.4608
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             212 Shares   $30.4206
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             519 Shares     $30.56
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             200 Shares     $30.54
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             600 Shares     $30.53
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             800 Shares    $30.445
Domestic Investments
LLC /1/

                                                             Page 13 of 25 Pages

                        Date of          Nature of       Number of
For the Account of      Transaction      Transaction     Securities    Price
------------------      ------------     -----------     ----------    --------
Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale           1,112 Shares   $30.4674
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             856 Shares     $30.50
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             500 Shares   $30.4904
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             500 Shares   $30.4457
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             228 Shares   $30.4644
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             100 Shares   $30.4572
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             190 Shares   $30.4447
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             217 Shares     $30.43
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             300 Shares   $30.4233
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             400 Shares   $30.4675
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             900 Shares   $30.4589
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             322 Shares     $30.49
Domestic Investments
LLC /1/

                                                             Page 14 of 25 Pages

                        Date of          Nature of       Number of
For the Account of      Transaction      Transaction     Securities    Price
------------------      ------------     -----------     ----------    --------
Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             450 Shares   $30.4411
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             900 Shares   $30.4278
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             800 Shares     $30.42
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             800 Shares    $30.415
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             400 Shares    $30.485
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale           1,000 Shares     $30.48
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             882 Shares     $30.45
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             665 Shares   $30.4325
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             400 Shares    $30.435
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             420 Shares     $30.44
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             400 Shares    $30.365
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             24 Shares      $30.40
Domestic Investments
LLC /1/

                                                             Page 15 of 25 Pages

                        Date of          Nature of       Number of
For the Account of      Transaction      Transaction     Securities    Price
------------------      ------------     -----------     ----------    --------
Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             300 Shares     $30.41
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 3, 2004    Sale             539 Shares   $30.4033
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale           1,796 Shares   $30.9326
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale          24,449 Shares     $30.95
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             500 Shares     $30.90
Domestic Investments
LLC /1/

Quantum Industrial P
artners LDC/SFM         arch 4, 2004     ale             700 Shares      $30.99
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             400 Shares     $31.03
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             500 Shares    $30.884
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             500 Shares    $30.848
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             100 Shares     $30.84
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             200 Shares     $30.69
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale           2,700 Shares   $30.6624
Domestic Investments
LLC /1/

                                                             Page 16 of 25 Pages

                        Date of          Nature of       Number of
For the Account of      Transaction      Transaction     Securities    Price
------------------      ------------     -----------     ----------    --------
Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             600 Shares     $30.65
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             200 Shares     $30.78
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             900 Shares   $30.6122
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             400 Shares     $30.62
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             500 Shares    $30.574
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             100 Shares     $30.74
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             520 Shares   $30.4969
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             400 Shares   $30.3425
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             505 Shares   $30.2009
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             600 Shares   $30.1383
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             519 Shares   $30.5647
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             100 Shares     $30.48
Domestic Investments
LLC /1/

                                                             Page 17 of 25 Pages

                        Date of          Nature of       Number of
For the Account of      Transaction      Transaction     Securities    Price
------------------      ------------     -----------     ----------    --------
Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             323 Shares   $30.1821
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale           2,502 Shares   $30.1644
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             100 Shares     $30.35
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale              98 Shares     $30.26
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             300 Shares     $30.24
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale              25 Shares     $30.53
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             195 Shares   $30.1938
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             105 Shares   $30.1714
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             395 Shares     $30.29
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             600 Shares   $30.4133
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             100 Shares     $30.73
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale           3,873 Shares   $30.7029
Domestic Investments
LLC /1/

                                                             Page 18 of 25 Pages

                        Date of          Nature of       Number of
For the Account of      Transaction      Transaction     Securities    Price
------------------      ------------     -----------     ----------    --------
Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             500 Shares     $30.63
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             300 Shares     $30.75
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             152 Shares   $30.7068
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             300 Shares     $30.82
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale           3,700 Shares     $30.59
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             400 Shares     $30.68
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             500 Shares     $30.77
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             400 Shares     $30.83
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             100 Shares     $31.01
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             500 Shares    $30.912
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             300 Shares        $31
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale           2,000 Shares   $30.9315
Domestic Investments
LLC /1/

                                                             Page 19 of 25 Pages

                        Date of          Nature of       Number of
For the Account of      Transaction      Transaction     Securities    Price
------------------      ------------     -----------     ----------    --------
Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             400 Shares    $30.965
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             649 Shares     $30.92
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             594 Shares     $30.85
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 4, 2004    Sale             400 Shares     $30.86
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             200 Shares    $31.065
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             455 Shares    $30.963
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale              96 Shares     $30.92
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale           4,306 Shares   $31.0254
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale           1,000 Shares    $31.092
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale           2,700 Shares     $31.10
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale           4,300 Shares     $31.08
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             200 Shares    $31.085
Domestic Investments
LLC /1/

                                                             Page 20 of 25 Pages

                        Date of          Nature of       Number of
For the Account of      Transaction      Transaction     Securities    Price
------------------      ------------     -----------     ----------    --------
Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             600 Shares   $31.0933
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             500 Shares    $31.074
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             500 Shares     $31.07
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale           1,292 Shares     $31.09
Domestic Investments
LLC /1/

Quantum Industrial
artners LDC/SFM         arch 5, 2004     Sale             300 Shares     $31.03
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             400 Shares    $31.035
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             600 Shares    $31.115
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             100 Shares     $31.11
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             600 Shares   $31.0783
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             400 Shares   $31.0125
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             200 Shares     $30.95
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             600 Shares     $30.89
Domestic Investments
LLC /1/

                                                             Page 21 of 25 Pages

                        Date of          Nature of       Number of
For the Account of      Transaction      Transaction     Securities    Price
------------------      ------------     -----------     ----------    --------
Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             400 Shares     $30.84
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             950 Shares   $30.7074
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             600 Shares    $30.725
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale           1,100 Shares   $30.7509
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             186 Shares   $30.9839
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             700 Shares   $30.8357
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             700 Shares   $30.5686
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale           2,500 Shares   $30.7192
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             100 Shares     $30.68
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale           1,000 Shares    $30.656
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             200 Shares     $30.63
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             500 Shares    $30.566
Domestic Investments
LLC /1/

                                                             Page 22 of 25 Pages

                        Date of          Nature of       Number of
For the Account of      Transaction      Transaction     Securities    Price
------------------      ------------     -----------     ----------    --------
Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             300 Shares     $30.56
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale           1,300 Shares     $30.59
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             700 Shares     $30.58
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             600 Shares   $30.6333
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             300 Shares   $30.6633
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             419 Shares     $30.66
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             500 Shares     $30.67
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             400 Shares   $30.7475
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             500 Shares     $30.70
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale               5 Shares     $30.78
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale           1,100 Shares     $31.12
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             400 Shares   $30.7225
Domestic Investments
LLC /1/

                                                             Page 23 of 25 Pages


                        Date of          Nature of       Number of
For the Account of      Transaction      Transaction     Securities    Price
------------------      ------------     -----------     ----------    --------
Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             800 Shares    $30.695
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             823 Shares   $30.7996
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale              30 Shares     $30.93
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             540 Shares     $31.25
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             100 Shares     $31.30
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             300 Shares     $31.31
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             402 Shares   $31.1981
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             312 Shares   $31.3672
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             184 Shares     $31.32
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             400 Shares    $31.075
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             500 Shares    $30.842
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             500 Shares    $30.914
Domestic Investments
LLC /1/

                                                             Page 24 of 25 Pages

                        Date of          Nature of       Number of
For the Account of      Transaction      Transaction     Securities    Price
------------------      ------------     -----------     ----------    --------
Quantum Industrial
Partners LDC/SFM        March 5, 2004    Sale             300 Shares   $30.8467
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale           8,660 Shares   $31.8142
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale             100 Shares     $31.81
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale           4,400 Shares   $31.9123
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale             700 Shares     $31.91
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale            4,000 Share   $31.9505
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale           5,790 Shares   $32.0449
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale              30 Shares    $32.015
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale           9,357 Shares        $32
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale           3,100 Shares   $32.0016
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale           1,700 Shares     $32.05
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale           5,618 Shares   $31.9986
Domestic Investments
LLC /1/

                                                             Page 25 of 25 Pages

                        Date of          Nature of       Number of
For the Account of      Transaction      Transaction     Securities    Price
------------------      ------------     -----------     ----------    --------
Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale          15,422 Shares     $31.90
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale           4,000 Shares     $31.85
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale             300 Shares     $31.67
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale              50 Shares     $31.82
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale           5,371 Shares     $31.80
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale           2,000 Shares     $31.70
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale           2,000 Shares     $31.60
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale             100 Shares     $31.75
Domestic Investments
LLC /1/

Quantum Industrial
Partners LDC/SFM        March 8, 2004    Sale             302 Shares     $31.65
Domestic Investments
LLC /1/





--------------------------------
/1/ For each of these transactions, approximately 79.11% of the shares of common stock, par value $0.01 per share ("Shares"), sold were allocated from the account of Quantum Industrial Partners, LDC ("QIP") and 20.89% of the Shares were allocated from the account of SFM Domestic Investments LLC ("SFM Domestic Investments"). For all of these transactions, an aggregate of 158,219 Shares were sold by QIP and 41,781 Shares were sold by SFM Domestic Investments.